Exhibit 3.12
CODE OF REGULATIONS
OF
AMERICAN SWITCHGEAR CORPORATION
ARTICLE I.
MEETINGS OF SHAREHOLDERS
Section 1. Annual Meetings: The annual meeting of the shareholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at the principal office of the Corporation at or near North Canton, Ohio, or at such other place as may be designated by the Board of Directors, on the second Monday of August each year at 4:00 P.M., if not a legal holiday, and if a legal holiday, on the next day not a legal holiday. When the annual meeting is not held or directors are not elected thereat, they may be elected at an adjournment of such meeting or at a special meeting called and held for that purpose.
Section 2. Special Meetings: A special meeting of the shareholders of this Corporation shall be called by the Secretary, pursuant to a resolution of the Board of Directors, or upon the written request of two directors, or by shareholders representing 25% of the shares issued and entitled to vote. Calls for special meetings shall specify the time, place and object or objects thereof, and no business other than that specified in the call therefor shall be considered at any such meetings.
Section 3. Notice of Meetings: A written or printed notice of every regular or special meeting of the shareholders, stating the time and place, and in case of special meetings the objects thereof, shall be given each shareholder appearing on the books of the Corporation, by mailing such notice to his last known address ten days before any such regular meeting and three days before any such special meeting; provided, however, that no failure or irregularity of notice of any regular meeting shall invalidate the same or any action taken thereat.
All notices with respect to any shares to which persons are jointly entitled may be given to that one of such persons who is named first upon the books of the Corporation and notice so given shall be sufficient notice to all the holders of such shares.
Section 4. Waiver of Notice of Meeting: Any shareholder may waive notice of any shareholders’ meeting, either by writing, specifying the date and place of the meeting, and signed, and filed with, or entered upon, the records of the meeting, either before or after such meeting, or by attendance at such meeting, either in person or by proxy, and upon such written waiver or attendance by all shareholders, a meeting of the shareholders may be held without notice at any time and place.
Section 5. Quorum: A majority in number of the shares authorized, issued and outstanding, represented by the holders of record thereof, in person or by proxy, shall be requisite to constitute a quorum at any meeting of shareholders, but less than such majority may adjourn the meeting of shareholders from time to time and at any such adjourned meeting any business may be transacted which might have been transacted if the meeting had been as originally called.
Section 6. Organization: At all meetings of the shareholders, the President shall preside over the meeting. In the absence of said officer, a chairman chosen by the majority in interest of the shareholders present or represented and entitled to vote at the meeting shall act as chairman of the meeting. The Secretary of the Corporation, or in his absence any person appointed in the manner above provided for the selection of a chairman, shall act as secretary of the meeting.
Section 7. Order of Business: The order of business at all meetings of the shareholders shall be, as far as the same is consistent with the purpose of the meeting, as follows:
1.	Call to order.

2.	Proof of due notice of the meeting by the Secretary.

3.	Roll call.

4.	Presentation and examination of proxies.

5.	Announcement of a quorum.

6.	Reading, or waiver thereof, correction, and approval of the minutes of the previous meeting.

7.	Announcements.

8.	Reports of officers.

9.	Reports of committees.

10.	Election of Directors.

11.	Old, or unfinished, business.

12.	New business.

13.	Adjournment.
Section 8. Proxies: Any shareholder may, by instrument in writing, signed by himself or by his duly authorized attorney, or by the President, Vice-President, or the Secretary, of a corporate shareholder, authorize any other person or persons (and no such person need be a shareholder), to vote, and otherwise act, for such shareholder, at any shareholders’ meeting. Every such instrument shall, before the person authorized thereby shall vote or act thereunder, be filed with the Secretary of the meeting.

Section 9. Votes: Each voting share of the Corporation shall, unless otherwise provided by law, entitle the holder thereof, registered on the books of the Corporation, at the date fixed for the determination of the persons entitled to vote at the meeting (which shall be not more than fifteen (15) days prior to such meeting), to one vote for each director to be elected, and to one vote on any other question, at any meeting, but shareholders shall have such rights to cumulate votes and shares as shall, from time to time, be provided by law.
Section 10. Action Without Meeting: Any action which may be taken at a meeting of shareholders may be taken without a meeting, if authorized in writing by all the shareholders who would be entitled to notice of a meeting for such purposes.
ARTICLE II.
BOARD OF DIRECTORS
Section 1. Number and Qualifications: The business and property of this Corporation shall be managed, conducted and controlled by the Board of Directors. The number of directors shall be fixed from time to time by the shareholders. The number may be fixed or changed at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares which are represented at the meeting and entitled to vote on such proposal, but no reduction in the number of directors shall of itself have the effect of shortening the terms of any incumbent director.
Section 2. Election and Term: The Board of Directors shall be elected at the annual meeting of the shareholders or at a special meeting held for the purpose of electing directors. The Board of Directors elected at any annual, or any such special meeting, shall serve for a term of one year or until their successors are chosen and qualified. The election of directors shall, if the number of persons nominated be greater than the number of directorships to be filled, be by ballot. At all elections of directors the candidates receiving the greatest number of votes shall be elected.
Section 3. Resignation and Vacancies: Any director may, at any time, resign, by written resignation delivered to the Secretary of the Corporation, and such resignation shall, unless otherwise specified therein, be effective upon such delivery. The Board of

Directors may, in any case provided by law, declare vacant the office of a director. The remaining director or directors, though fewer than a majority of the whole board, may fill any vacancy in the Board for the unexpired term. Any director so chosen shall serve only until the next shareholders’ meeting called to elect directors unless the shareholders shall not, at such meeting, elect his successor, in which event, he shall serve until his successor shall be elected by the shareholders.
Section 4. Compensation: The Board of Directors, by the affirmative vote of a majority of the Directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all Directors for services to the corporation as Directors, officers, or otherwise. Such compensation may include pensions, disability benefits, and death benefits.
Section 5. Conflict of Interest: Any contract or other transaction between the corporation and any of its Directors (or any corporation or firm in which any of its Directors is directly or indirectly financially interested) shall be valid for all purposes notwithstanding the presence of such Director at the meeting authorizing such contract or transaction, or his participation in such meeting. The foregoing shall, however, apply only if the interest of each such Director is known or disclosed to the Board of Directors and it shall nevertheless authorize or ratify such contract or transaction by a majority of the Directors present, each such interested Director to be counted in determining whether a quorum is present but not in calculating the majority necessary to carry such vote. This paragraph shall not be construed to invalidate any contract or transaction that would be valid in the absence of this paragraph.
Section 6. Committees: The Board of Directors, by resolution adopted by a majority of the whole Board, may designate committees consisting of not less than three directors each which shall have and may exercise such powers as shall be conferred or authorized by resolution of the Board. A majority of any such committee may determine its action and fix the time and place of its meetings unless the Board of Directors shall otherwise provide. The Board of Directors, by such affirmative vote, shall have power at any time to change the powers and members of any such committees, to fill vacancies, and to dispose of any such committee.
Section 7. Bylaws: The Board of Directors may adopt and from time to time amend bylaws for their own government. Such bylaws may not be inconsistent with the articles of incorporation or with these regulations.
Section 8. Meetings: Immediately after the adjournment of the shareholders’ meeting at which a Board of Directors is elected, the newly elected Board shall, without notice, hold an organization meeting, for the purpose of electing officers and transacting such other business, within the powers of the Board of Directors, as shall come before the meeting. The Board of Directors may provide for the holding of regular meetings of the Board, without notice, and of special meetings, upon such notice or waiver thereof, and both at such times and places, as the Board shall fix. A majority of the number of directors shall (subject to the provisions of Section 3 of this article as to the filling of vacancies) be a quorum of the Board of Directors.
ARTICLE III.
OFFICERS
Section 1. Number: This Corporation shall have the following executive officers: President, Executive Vice President, Secretary and Treasurer, all of whom shall be elected by the Board of Directors immediately after their election. The Board may appoint such other officers and agents as it shall deem necessary, who shall have such authority and shall perform such duties as from time to time shall be assigned by the Board of Directors. The same person may hold and perform the duties of two or more of said offices, except that of President and Executive Vice President. No officer shall execute, acknowledge or verify any instrument in more than one capacity, if such instrument is required by law or by the Code of Regulations of the Corporation, or by the Bylaws of the Board of Directors to be executed, acknowledged or verified by two or more officers.
Section 2. Election, Term and Removal: All executive officers shall be elected, and all vacancies in such offices be filled, by the Board of Directors. The terms of office of said officers shall extend from their respective elections to the next organization meeting of the Board of Directors, and until their respective successors are elected, but the Board of Directors may, at any time, by vote of two-thirds of the number of directors, remove any officer, with or without cause.
Section 3. Compensation: The compensation of the officers of the Corporation shall be such as shall from time to time be fixed by the Board of Directors.
Section 4. Authority and Duties of Officers:
     (a) President: The President shall preside at meetings of the shareholders and of the Board of Directors, and shall sign the minutes thereof. He shall be the chief executive officer of the Corporation and shall perform such duties as are usually incident to his office or which from time to time may be assigned to him by the Board of Directors or by the shareholders. In addition thereto, he shall
     (1) be ex officio a member of all standing committees of the corporation.

     (2) Sign all certificates of stock of the corporation, in conjunction with the Secretary or Assistant Secretary, unless otherwise ordered by the Board of Directors.
     (3) When authorized by the Board of Directors or required by law, execute, in the name of the corporation, deeds, conveyances, notices, leases, checks, drafts, bills of exchange, warrants, promissory notes, bonds, debentures, contracts, and other papers and instruments in writing, and unless the Board of Directors shall order otherwise by resolution, make such contracts as the ordinary conduct of the corporation’s business may require.
     (4) Appoint and remove, employ and discharge, and prescribe the duties and fix the compensation of all agents and employees of the corporation other than the duly appointed officers, subject to the approval of the Board of Directors, and control, subject to the direction of the Board of Directors, all of the officers, agents, and employees of the corporation.
     (5) Unless otherwise directed by the Board of Directors, attend in person or by substitute appointed by him or the Vice President and the Secretary or the Assistant Secretary, and act and vote on behalf of the corporation at all meetings of the shareholders of any corporation in which this corporation holds stock.
     (b) Executive Vice President: The Executive Vice President shall perform all the duties of the President in the case of his absence or disability and such other duties as may be assigned to him by the President or Board of Directors. In case the President and Executive Vice President are absent and unable to perform their duties, the shareholders or directors, as the case may be, may appoint a president pro tempore.
     (c) Secretary: The Secretary shall record and sign the minutes of the meetings of the shareholders and of the Board of Directors. He shall see that all notices are given in accordance with the provisions of the Code of Regulations and as are required by law. He shall be the custodian of the records of the Corporation. He shall keep a record of the names and addresses of the shareholders of the Corporation and all their shareholdings and of all transfers of shares. He shall have charge of the share of certificate book, transfer books and such other books and papers as the Board of Directors may entrust to his custody, and shall see that all such books and reports, statements, certificates and other documents and records are properly kept and filed, as required by law and the Code of Regulations. He shall exhibit all such books, documents and records to any director upon application at all reasonable times. In general, he shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors or the President of the Corporation. At the expiration of his term of office, the Secretary shall deliver to the President of the Corporation or to his own successor in office the Corporation seal and all records and papers of the Corporation in

     (d) Treasurer: The Treasurer shall have charge and custody of and be responsible for all the funds and securities of the Corporation coming into his hands and shall open and maintain accounts in the name of the Corporation in such banks, trust companies, or other depositories as may be selected by the Board of. Directors. When necessary or proper he shall endorse, on behalf of the Corporation, for collection, checks, notes and other obligations and shall deposit the same to the credit of the Corporation in such banks or depositories as the Board of Directors may select. He shall sign receipts and vouchers for payments made to the Corporation. He shall keep account of the financial affairs of the Corporation in books provided for that purpose. He shall, when so required, render a statement of his accounts to the President or the Board of Directors. In general, the Treasurer shall perform all other acts and duties incidental to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Directors or by the President. At the expiration of his term of office, the Treasurer shall pay and deliver over to the President of the Corporation or to his own successor in office, all monies, records, books and papers of the Corporation in his possession or control.
ARTICLE IV.
SHARES
Section 1. Certificates for Shares: Each shareholder of the Corporation shall be entitled to a certificate, certifying (or, certificates certifying in the aggregate), the number and class of paid-up shares of the Corporation held by him, but no certificate shall be issued for a share until it is fully paid. Such certificates shall be of such form and content, not inconsistent with law and the Code of Regulations, as shall be determined by the Board of Directors, shall be consecutively numbered, and shall be signed by the President and the Vice-President, or the Secretary or the Treasurer, provided that each share shall contain the following:
RESTRICTION ON TRANSFER OF SHARES
The shares represented by this certificate and all other shares of this Corporation can only be transferred in accordance with ARTICLE FOUR of the Code of Regulations of American Switchgear Corporation, to which reference is hereby made for the full terms thereof. The Corporation will mail to the shareholder a copy of such restrictions and reservations contained in ARTICLE FOUR of the Code of Regulations without charge within 5 days after receipt of written request therefor. The holder of this certificate for himself or herself or for his or her assigns, or personal representatives, acknowledges the validity and agrees to be bound by such provisions and restrictions.
A full record of each certificate so issued shall be kept by the Secretary of the Corporation.
Section 2. Transfers of Shares: Subject to any applicable provisions of law or of the Code of Regulations, transfers of shares of the Corporation shall be made only upon its books, upon surrender and cancellation of a certificate or certificates for the shares so transferred, and upon compliance with such reasonable requirements as shall be prescribed by the Board of Directors. Any certificate so presented for transfer shall be endorsed, or shall be accompanied by a separate written assignment or a power of attorney to sell, assign and transfer such certificate and the shares represented thereby, signed by the person appearing by the certificate to be the owner of the shares represented thereby, or by a duly appointed guardian, or executor or administrator, of the estate of such person.
     No shareholder may sell, pledge, give, dispose of or transfer any of his shares in the Corporation without first offering in writing to sell them to the Corporation at the same price at which it is proposed to sell such shares to any other person. Said offer shall be open for acceptance by the Corporation for a period of 30 days after written notice of said offer has been received by the Corporation. If at the expiration of said 30 days the Corporation shall not have exercised its right so to purchase said shares, said shareholder then offers in writing to sell such shares to the other shareholders of the Corporation at the same price as his initial offer to the Corporation. Said offer to the other shareholders of the Corporation shall be open for acceptance by such shareholders for 30 days after written notice of such offer has been received by them. In such case, the remaining shareholders of the Corporation may purchase said shares in proportion to their then shareholdings in the Corporation. In case any one or more of the shareholders does not wish to purchase his proportion of said shares, then the other shareholders may take all of said shares so offered in proportion to their holdings; and if only one desires to take he may purchase all of such shares; but the shareholder or shareholders purchasing must take all of the shares offered or none, unless the offeror agrees to a different arrangement. Subject to the foregoing provision, if both the Corporation and all shareholders fail or refuse to purchase all of the shares so offered within the times herein specified, then the shareholder so desiring may sell or otherwise dispose of his remaining shares without restrictions, provided such sale or other disposition is made not later than six months after the last date on which the Corporation or other shareholders had the right to purchase said shares, as herein provided. Notwithstanding the foregoing any shareholder may dispose of his shares in the Corporation by gift to his or her spouse or children, or at death by will or by the laws governing the succession of property by intestacy; but any heir, legatee, donee or other transferee shall hold any shares so transferred to him subject to the foregoing restrictions. Notice of the foregoing terms and conditions shall be endorsed on all certificates for shares of the Corporation. Compliance with the foregoing terms and conditions in regard to the sale, assignment, transfer or other disposition of the shares of stock of this Corporation shall be a condition precedent to the transfer of such shares of stock on the books of this Corporation.
Section 3. Lost, Stolen, Destroyed or Mutilated Certificates: The Board of Directors may, in its discretion, upon evidence, satisfactory to it, of the loss, theft or destruction of any certificates for shares of the Corporation, authorize the issuance of a new certificate in lieu thereof, and may, in its discretion, require, as a condition precedent to such issuance, the giving, by the owner of such alleged lost, stolen, or destroyed certificate, of a bond of indemnity, in form and amount, and with surety, satisfactory to the Board of Directors against any loss or damage which may result to, or claim which may be made against, the Corporation, in connection with such alleged lost, stolen, or destroyed, or such new certificate. If any certificate for shares of the Corporation becomes worn, defaced or mutilated, the Board of Directors may, upon production and surrender thereof, order that the same be cancelled and that a new certificate be issued in lieu thereof.
Section 4. Closing of Transfer Books: The stock transfer books may be closed for the meetings of the stockholders and for the payment of dividends, during such periods (which shall not exceed 15 days) as from time to time may be fixed by the Board of Directors, and during such periods no stock shall be transferable.

ARTICLE V.
MISCELLANEOUS
Section 1. Fiscal Year: The fiscal year of the Corporation shall be determined by the Board of Directors.
ARTICLE VI.
AMENDMENTS
Section 1. These regulations may be amended or added to be the affirmative vote of the written consent of the shareholders of record entitled to exercise two-thirds of the voting power of the Corporation on such proposal; provided, however, that if an amendment is adopted by written consent without a meeting of the shareholders, it shall be the duty of the Secretary to enter the amendment in the records of the Corporation and to mail a copy of such amendment to each shareholder of record who would be entitled to vote thereon and did not participate in the adoption thereof.

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